Exhibit 10.16

VESTING OF THIS RESTRICTED STOCK AWARD WILL BE A TAXABLE EVENT AND WILL RESULT IN THE RECOGNITION BY YOU OF ORDINARY INCOME IN AN AMOUNT EQUAL TO THE FAIR MARKET VALUE OF THE VESTED SHARES. ON EACH VEST DATE THE COMPANY WILL BE REQUIRED TO COLLECT FROM YOU FEDERAL INCOME TAX WITHHOLDING AT A MINIMUM RATE OF 27.5% OF THE FAIR MARKET VALUE OF THE SHARES VESTING ON SUCH DATE, AS WELL AS OTHER PAYROLL TAXES REQUIRED TO BE WITHHELD. YOU ARE STRONGLY ENCOURAGED TO ESTABLISH A 10b5-1 TRADING PLAN TO ALLOW FOR SALE OF THE VESTED SHARES TO GENERATE CASH TO PAY THE REQUIRED TAX WITHHOLDING.

AMAZON.COM, INC.

RESTRICTED STOCK AWARD
LETTER AGREEMENT

TO:

We are pleased to inform you that you have been selected by Amazon.com, Inc. (the ”Company”) to receive a restricted stock award (the “Restricted Stock Award”) under the Company’s 1997 Stock Incentive Plan (the “Plan”) consisting of shares of the Company’s Common Stock.

The terms of the Restricted Stock Award are as set forth in this Agreement and in the Plan, a copy of which is attached. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

The most important of the terms of the Restricted Stock Award are summarized as follows:

1.  Number of Shares:    ___________________

2.  Grant Date:    ________________________

3.  Vesting:    The Restricted Stock Award is subject to forfeiture upon termination of your employment as more fully described in Section 4 below. The Restricted Stock Award will vest and no longer be subject to forfeiture according to the following schedule, subject to your continued employment:

Date at Which Portion of Restricted Stock Award Is No Longer Subject to Forfeiture	% of Restricted Stock Award No Longer Subject to Forfeiture
__________________, ____	___%
__________________, ____	An additional ___%
__________________, ____	An additional ___%
__________________, ____	An additional ___%

4.  Termination of Employment:    If you cease to be an employee of the Company or any Subsidiary for any reason, including, without limitation, termination for Cause, voluntary resignation by you or the occurrence of your Retirement, Early Retirement, Disability or death, the portion of the Restricted Stock Award remaining subject to forfeiture pursuant to Section 3 above shall be forfeited by you to the Company.

5.  Escrow of Unvested Shares:    The Restricted Stock Award will be issued in your name via book entry as of the Grant Date. To ensure that no portion of the Restricted Stock Award is sold or otherwise transferred until it has vested and become free of the restrictions contained in this Agreement, the Restricted Stock Award will be retained by the Company’s stock transfer agent as escrow agent and will continue to be held in escrow on behalf of the Company until it has vested. If any portion of the Restricted Stock Award is forfeited, the forfeited shares will be transferred to the Company. You hereby authorize and direct any of the Company’s officers or its stock transfer agent to transfer to the Company or its assignee any forfeited portion of the Restricted Stock Award to which the Company may become entitled in accordance with the terms of this Agreement. Upon the lapse of the restrictions with respect to any portion of the Restricted Stock Award, the Company shall cause such shares to be delivered to you free of any restrictions upon receipt of your request to do so.

6.  Withholding Taxes:    You agree to pay to the Company, at the applicable time, the full amount of withholding taxes payable with respect to the Restricted Stock Award. If any withholding tax is due at the time the restrictions lapse, no shares representing the vested portion of the Restricted Stock Award will be released from escrow to you until arrangements satisfactory to the Company have been made for all withholding requirements to be met. Pursuant to the Plan, the Company is authorized to retain and withhold from any payment, such as salary due you, the amount of taxes required by any governmental agency to be withheld and paid with respect to the delivery of restricted or unrestricted shares to you.

7.  Transfer of Restricted Stock Award:    Your rights hereunder may not be assigned or transferred except by will or by the laws of descent and distribution. In the event of any attempt by you to sell, exchange, transfer, pledge or otherwise dispose of the Restricted Stock Award in violation of the provisions hereof, the Restricted Stock Award will be forfeited to the Company.

8.  Further Acts:    Each party shall execute and deliver all such further instruments and documents, and shall perform any and all other acts necessary to give full force and effect to the terms of this Agreement. In particular, if requested by the Company, you agree to promptly execute and deliver to the Company an Assignment Separate From Certificate in substantially the form attached hereto in the event of a forfeiture of any portion of the Restricted Stock Award pursuant to this Agreement.

9.  New, Substituted or Additional Securities:    In the event of any stock dividend, stock split or consolidation or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which you become entitled by reason of this Restricted Stock Award shall be subject to forfeiture to the Company with the same force and effect as is this Restricted Stock Award immediately prior to such event.

10.  Stockholder of Record:    You will be recorded as a stockholder of the Company and will have, subject to the provisions of this Agreement and the Plan, all the rights of a stockholder with respect to the shares subject to the Restricted Stock Award.

11.  Registration:    At the present time, the Company has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares subject to the Restricted Stock Award. The Company intends to maintain this registration but has no obligation to do so. In the event the registration ceases to be effective, you will not be able to transfer or sell shares of the Restricted Stock Award that are no longer subject to forfeiture unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable.

12.  Consideration for Restricted Stock Award:    As required by the Delaware General Corporation Law, consideration of not less than the par value of the Company’s Common Stock has been paid by you to the Company for the Restricted Stock Award in the form of services previously rendered.

13.  Severability:    In the event that any provision of this Agreement is deemed to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect without being impaired or invalidated in any way.

14.  Governing Law:    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to conflict of laws principles.

Please execute the enclosed copy of this Agreement and it to the undersigned.

Very truly yours, AMAZON.COM, INC.

By:
Its Chief Executive Officer

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